EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-129242 on Form S-3 of our reports dated April 29, 2005, relating to the consolidated financial statements and financial statement schedule of The Wet Seal, Inc. and to management’s report on the effectiveness of internal control over financial reporting, (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the restatement as described in Note 2 to the consolidated financial statements and (2) express an adverse opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended January 29, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

Costa Mesa, California

November 4, 2005